Exhibit 15
May 4, 2009
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month and six-month periods ended March 31, 2009 and 2008, and have issued our report dated May 4, 2009. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-38444, 333-101780, 333-113041, 333-125702, 333-149581, 333-150019, 333-151476 and 333-157203 on Form S-8 and Registration Statement Nos. 333-24685, 333-43071 and 333-147658 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin